NEWS RELEASE
	Contact:	Christopher L. Boone
Chief Financial Officer
(936) 631-2749
FOR IMMEDIATE RELEASE
DRG&E
Jack Lascar / 713-529-6600
Anne Pearson / 210-408-6321

LUFKIN INDUSTRIES REPORTS RECORD 2008 EARNINGS
FROM CONTINUING OPERATIONS

LUFKIN, Texas - February 12, 2009 – Lufkin Industries, Inc. (NASDAQ: LUFK) today announced financial results for the fourth quarter and full-year 2008.
Excluding the impact of a $3.8 million (net of tax), or $0.25 per diluted share provision related to the class-action lawsuit against the Company that was accrued at year-end, earnings from continuing operations for the fourth quarter of 2008 rose 61% to $30.1 million, or $2.02 per diluted share, compared with $18.7 million, or $1.26 per diluted share, for the fourth quarter of 2007.  Earnings from continuing operations for the fourth quarter of 2008 increased 41% to $26.3 million, or $1.77 per diluted share. Revenues increased 54% to $231.0 million for the fourth quarter, compared with $149.8 million for the fourth quarter of 2007.
For the full year 2008, excluding the impact of the legal provision, earnings from continuing operations rose 28% to $91.8 million, or $6.16 per diluted share, from $71.8 million, or $4.76 per diluted share, for 2007.  Earnings from continuing operations for the full year 2008 increased 23% to $88.0 million, or $5.91 per diluted share. Revenues in 2008 increased 33% to $741.2 million, compared with $555.8 million for 2007.
“During the fourth quarter of 2008, our manufacturing plants continued to operate at near peak levels as we responded to the large backlog of work in our factories,” said John F. “Jay” Glick, president and chief executive officer of Lufkin.  “While the pace of shipments continued to be robust, the rate of new orders for the Oil Field Division slowed during November and December.
“We are clearly not immune to the deepening economic recession and to the decline in commodity prices the industry has witnessed over the past several months.  In addition to the slow intake of new orders, we have seen some cancellations in orders, the bulk of which were for the domestic market.  As a result, we have taken steps to reduce costs to improve our competitive position.  We will continue to carefully monitor our level of bookings and make further adjustments as market conditions dictate,” he said.
“We believe that this environment is likely to generate attractive opportunities for companies with solid balance sheets to position themselves for continued growth as industry fundamentals strengthen. We will carefully evaluate opportunities for both organic growth and growth through acquisitions. Our objective is to improve our competitive position through investments in technology, process innovation and material cost reductions. We have a strong balance sheet and the liquidity necessary to take advantage of those opportunities,” Glick added.

FOURTH QUARTER RESULTS

Oil Field Division – Oil field sales for the fourth quarter of 2008 increased 67% to $177.3 million, compared to $106.3 million in the fourth quarter of 2007, and increased by 21% from the third quarter of 2008.  Continued demand in North Africa and the Middle East resulted in solid new orders for both automation products and pumping units during the quarter. Both international and domestic demand led the oil field products backlog to $188.1 million at the end of the year, up 143% from the end of 2007 but down 33% from the third quarter of 2008. The Oil Field Division experienced approximately $36 million in cancelled orders during the fourth quarter as customers became more cautious in their capital spending late in the year.
Power Transmission Division – Sales of Lufkin’s power transmission products increased 22% to $53.2 million, compared to $43.5 million in last year’s fourth quarter, and increased 11% from the third quarter of 2008. During the fourth quarter, the Power Transmission Division saw an increase in demand for its products mainly from the oil and gas, refining and power generation sectors. Bookings in power transmission increased almost 12% sequentially and 6% from a year ago to $48 million. However, the power transmission backlog fell slightly to $129.3 million at the end of the fourth quarter, down less than 4% from the end of the third quarter of 2008 but up 6% from the end of 2007.
Consolidated – Gross profit margin for the fourth quarter increased to 30.3% of revenues, compared to 28.9% of revenues in last year’s fourth quarter, driven by improved cost control and increased sales volumes.  Operating income increased 75% to $48.7 million in the fourth quarter, compared to $27.8 million in last year’s fourth quarter.  Selling, general and administrative expenses as a percentage of revenues declined to 9.2% in the current quarter, compared to last year’s 10.3%, reflecting the Company’s ability to leverage its cost structure.

FULL YEAR 2008

Oil Field Division sales for 2008 increased 39% to a record $551.8 million, compared to $397.4 million in 2007. Strong global energy demand during the first 10 months generated record bookings across all product lines, though domestic demand was down sharply in the final two months of the year.
Power Transmission Division sales for 2008 increased 20% to a record $189.4 million, compared to $158.5 million in 2007.  The Power Transmission division saw an increase in demand for its products, driven by large offshore oil and gas developments as well as shipments for power generation products and special, highly engineered test stand equipment.  Bookings for the division were fueled by large offshore oil and gas compression, power generation, as well as a project replacing a competitor’s equipment on a large gas gathering project in Latin America.  Demand from international markets accounted for 56% of the division’s annual bookings, up slightly from the 55% in 2007.
Gross profit margin for the Company in 2008 decreased to 28.9% of revenues, compared to 29.2% of revenues in 2007, primarily from the impact of increased LIFO reserves on the Company’s inventory.
 Glick continued, “We were very pleased with Lufkin’s record performance during the past year.  However, we now must address a different set of challenges for 2009.
“The work that was begun in 2008 to apply a combination of lean manufacturing principles and process innovation to expand capacity will now be redirected to cost reduction.  Similarly, the rapid expansion of our international business, begun several years ago, has provided a solid foundation for international opportunities that will cushion the softening domestic market.
“Even with these initiatives in place, I do not want to minimize the challenges that we see for the entire industry during the next several quarters,” he said.

OUTLOOK

Although the Company typically provides guidance for the upcoming calendar year as part of its fourth quarter earnings release, the current uncertainty surrounding the duration and the severity of this downturn makes it difficult for Lufkin to provide earnings guidance with a high level of confidence at this point.
 “The continuing, downward revision in the demand forecast for oil that has been a consequence of the global economic crisis has resulted in a level of price uncertainty not seen since the 1982 to 1986 period,” Glick said. “This price uncertainty translates into both OPEX and CAPEX investment uncertainty for customers.  Lufkin’s position in the artificial lift sector, coupled with the reputation for reliability and service that its products and people have earned over many years, should place the company in a stronger position than less specialized competitors or newer market entrants,” he said.
“Likewise, the Power Transmission Division’s proven value proposition should position it to outperform its global competitors, even in a down market.  The difficulties associated with developing a meaningful demand forecast in this environment led us to the decision to forego earnings guidance until there is greater clarity on such industry fundamentals as supply and demand that will affect our customers’ spending plans during 2009.
“We believe Lufkin’s strong balance sheet, coupled with the experience of our management team – many of whom have been in the industry long enough to have managed through similar cycles – will enable Lufkin to navigate this downturn and emerge a stronger company,” Glick said.

CONFERENCE CALL

Lufkin will discuss its fourth quarter and year-end financial results in a conference call today at 10:00 a.m. Eastern Time (9:00 a.m. Central Time).  To listen to the call, dial (303) 262-2141 and ask for the “Lufkin Industries” call at least 10 minutes prior to the start of the call.  The conference call will also be broadcast live via the Internet and can be accessed through the “Earnings Conference Call” page of Lufkin’s corporate website at www.lufkin.com.  A telephonic replay will be available through February 19, 2008, by dialing (303) 590-3000 and entering reservation number 11125356#.
Lufkin Industries, Inc. sells and services oilfield pumping units, foundry castings and power transmission products throughout the world.  The Company has vertically integrated all vital technologies required to design, manufacture and market its products.

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements and information that are based on management’s beliefs as well as assumptions made by and information currently available to management.  When used in this release, the words “anticipate,” “believe,” “estimate,” “expect” and similar expressions are intended to identify forward-looking statements.  Such statements reflect the Company’s current views with respect to certain events and are subject to certain assumptions, risks and uncertainties, many of which are outside the control of the Company.  These risks and uncertainties include, but are not limited to, (i) oil prices, (ii) capital spending levels of oil producers, (iii) availability and prices for raw materials and (iv) general industry and economic conditions.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected.  The Company does not intend to update these forward-looking statements and information.
(Tables to follow)

LUFKIN INDUSTRIES, INC.
Financial Highlights
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Sales	$230,546	$149,758	$741,194	$555,806
Cost of sales	160,609	106,437	527,120	393,538
Gross profit	69,937	43,321	214,074	162,268
Selling, general and administrative expenses	21,250	15,846	71,974	57,582
Litigation Reserve	6,000		6,000
Operating income	42,687	27,835	136,100	104,686

Other income (expense), net	(680)	803	312	4,772

Earnings from continuing operations before income tax provision	42,007	28,638	136,412	109,458

Income tax provision	15,705	9,921	48,387	37,673
Earnings from continuing operations	26,302	18,717	88,025	71,785

Earnings (loss) from discontinued operations, net of tax	264	1,132	214	2,426
Net earnings	$26,566	$19,849	$88,239	$74,211

Basic earnings per share:
Earnings from continuing operations	$1.77	$1.27	$5.96	$4.82
Earnings from discontinued operations	$0.02	$0.08	$0.01	$0.16
Net earnings	$1.79	$1.35	$5.97	$4.98

Diluted earnings per share:
Earnings from continuing operations	$1.77	$1.26	$5.91	$4.76
Earnings from discontinued operations	$0.02	$0.08	$0.01	$0.16
Net earnings	$1.79	$1.34	$5.92	$4.92

Dividends per share	$0.25	$0.23	$1.00	$0.88

LUFKIN INDUSTRIES, INC.
Balance Sheet Highlights
(In thousands)

	Dec. 31,	Dec. 31,
	2008	2007
Current assets	$385,738	$292,867
Total assets	530,718	500,656
Current liabilities	88,813	68,134
Shareholders’ equity	413,937	384,653
Working capital	296,925	224,733

LUFKIN INDUSTRIES, INC.
Division Performance
(In thousands)

	Three Months Ended		Twelve Months Ended
	Dec. 31,		Dec. 31,
	2008	2007	2008	2007
Sales:
Oilfield	$177,325	$106,293	$551,814	$397,354
Power transmission	53,221	43,465	189,380	158,452
Total	$230,546	$149,758	$741,194	$555,806

		Dec. 31,	Sept. 30,	Dec. 31,
		2008	2008	2007
Backlog:
Oilfield		$188,142	$279,775	$76,851
Power transmission		129,344	134,117	122,181
Total		$317,486	$413,892	$199,032

LUFKIN INDUSTRIES, INC.
Reconciliation of Net Income under U.S. GAAP to Adjusted Net Earnings
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Earnings from continuing operations	$26,302	$18,717	$88,025	$71,785

Plus: Litigation reserve, net of tax	3,796	-	3,796	-

Adjusted net earnings from continuing operations	$30,098	$18,717	$91,821	$71,785

Diluted earnings per share:
Earnings from continuing operations	$1.77	$1.26	$5.91	$4.76
Plus: Litigation reserve	$0.25	$-	$0.25	$-
Adjusted net earnings	$2.02	$1.26	$6.16	$4.76

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